CLOSING AGREEMENT AND FIRST AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Closing Agreement and First Amendment to Membership Interest Purchase Agreement (this “Amendment”) is made and entered into this 3rd day of December, 2018, by and between SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Seller”), and FLYWHEEL ENERGY OPERATING, LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the MIPA (defined below).

RECITALS

WHEREAS, Buyer and Seller entered into that certain Membership Interest Purchase Agreement, dated as of August 30, 2018 (such agreement, as amended from time to time, the “MIPA” and such date, the “Original Execution Date”); and

WHEREAS, the Parties desire to amend the MIPA and to memorialize certain agreements of the Parties with respect to the transactions contemplated by the MIPA.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 2.3(a)(i) (Purchase Price Adjustments). Section 2.3(a)(i) of the MIPA is amended by adding the following language to the end of such Section:

, excluding, however, bonus accruals for field employees

2. Amendment to Section 2.3(b)(vii) (Purchase Price Adjustments). Section 2.3(b)(vii) of the MIPA is amended by replacing such Section in its entirety with the following language:

[intentionally omitted]

3. Amendment to Section 4.3(b) (Buyer’s and Companies’ Indemnity Obligation).  Section 4.3(b) of the MIPA is amended by deleting the reference to “Schedule 9.11(b)” and replacing it with “Schedule 9.11 (FT Credit Support)”.

4. Amendment to Section 7.13 (Bank Accounts). The last sentence of Section 7.13 of the MIPA is amended by replacing such sentence in its entirety with the following language:

Seller shall cause, as of the Closing Date, other than the Transferred Escrow Accounts, each bank account of the Companies to have a balance of zero.

5. Amendment to Section 9.11 (Firm Transportation Agreements). Section 9.11 of the MIPA is amended by replacing the language of such section in its entirety with the following language:

(a)(i) Buyer shall prepare and file with FERC (and Seller shall, and shall cause the Companies and their respective Affiliates to cooperate with Buyer in connection therewith) a joint petition for temporary waivers (the “FERC Waivers”) of all applicable capacity release regulations and related policies and requirements and of the related tariff requirements of the interstate pipelines providing transportation service pursuant to firm transportation agreements as may be reasonably necessary to facilitate the assignment or permanent release from Seller, the Companies and their Affiliates to Buyer or its designated Affiliate of the contracts set forth on Schedule 9.11(a) (or any renewals, extensions or replacements thereof) (collectively the “Firm Transportation Agreements”) on rates, terms and conditions identical to those currently in effect for Seller, the Companies or their Affiliates or their designees prior to the contemplated transfer, and (ii) at the Closing, (x) Seller, the Companies, or their Affiliate that is party to such Firm Transportation Agreement shall assign or permanently release to Flywheel Energy Marketing, LLC the interests in the Firm Transportation Agreements with Texas Gas Transmission, LLC effective as of March 1, 2019, pursuant to an assignment in the form attached as Annex A, and (y) Flywheel Energy Marketing, LLC and SWN Energy Services Company, LLC (“SESC”), the Affiliate of the Seller that is a party to the Firm Transportation Agreement with Fayetteville Express Pipeline LLC shall enter into an Asset Management Agreement in the form of Exhibit M with respect to that Firm Transportation Agreement (the “Asset Management Agreement”).

(b) In connection with the assignment or permanent release to Flywheel Energy Marketing, LLC of the interests in the Firm Transportation Agreements and with the Asset Management Agreement, Buyer, at Buyer’s sole cost and expense, (i) shall provide the credit support described on Schedule 9.11 (FT Credit Support) to be provided by Buyer and (ii) shall take any other action necessary under all applicable capacity release regulations and related policies and requirements and of the related tariff requirements of the interstate pipelines providing transportation service; provided that in no event shall Buyer or any of its Affiliates be required to agree to any adverse amendment or modification to any of the material terms of the Firm Transportation Agreements (provided that any amendments to fees or term shall be deemed to be material).  Subject to applicable Laws, Buyer shall have the right to contact and have discussions with the applicable counterparties and beneficiaries of any bonds, letters of credit or guaranties to the extent reasonably necessary for Buyer to satisfy its obligations under this Section 9.11(b).

(c) Immediately following the Closing, Buyer shall cause the Upstream Company to execute and deliver to Seller transaction confirmations under the NAESB contracts set forth on Schedule 9.11(b) on terms and conditions set forth on Schedule 9.11(c), which transaction confirmations shall be in the form of Exhibit N.

6. Amendment to Section 9.12 (Resignations of Officers and Managers). Section 9.12 of the MIPA is amended by replacing the language of such Section in its entirety with the following language:

Effective upon the Closing, Seller shall cause (a) all powers of attorney on behalf of any Company, except for the limited powers of attorneys, if any, expressly granted in the Joint

Defense Agreement, to be cancelled, and (b) all of the directors, managers and officers of each Company, to resign.

7. Amendment to Exhibit A-7 (Midstream Rights of Way). Exhibit A-7 of the Disclosure Letter is amended to remove and delete each of the Midstream Rights of Way set forth on Exhibit A-7 attached hereto.

8. Amendment to Exhibit A-8 (Vehicles). Exhibit A-8 of the Disclosure Letter is amended to remove and delete each of the Vehicles set forth on Exhibit A-8 attached hereto.

9. Amendment to Exhibit B-1 (Excluded Assets). Exhibit B-1 of the Disclosure Letter is amended by replacing such Exhibit in its entirety with Exhibit B-1 attached hereto.

10. Amendment to Exhibit F (Form of Transition Services Agreement). Exhibit F of the Disclosure Letter is amended by replacing such Exhibit in its entirety with Exhibit F attached hereto.

11. New Exhibit M to Disclosure Letter (Form of Asset Management Agreement). The Disclosure Letter is amended by adding a new Exhibit M thereto in the form of Exhibit M attached hereto.

12. New Exhibit N to Disclosure Letter (Form of NAESB). The Disclosure Letter is amended by adding a new Exhibit N thereto in the form of Exhibit N attached hereto.

13. Schedule Updates.  The Parties hereby acknowledge that (i) Seller has delivered to Buyer the following Schedule Updates at or prior to Closing in accordance with and subject to the terms of Section 9.4 of the MIPA, (ii) such Schedule Updates do not constitute an amendment of the MIPA or the Disclosure Schedules and (iii) such Schedule Updates shall not be deemed to cure any inaccuracy of any representation or warranty made in the MIPA:

(a) Schedule 7.5 (Part A) of the Disclosure Letter is supplemented by Seller to more accurately describe the lawsuit described on Schedule 7.5 (Part A) attached hereto by including all of the updated information set forth on Schedule 7.5 (Part A) attached hereto with respect to such lawsuit.

(b) Schedule 7.10 of the Disclosure Letter is supplemented by Seller to add each of the Consents set forth on Schedule 7.10 attached hereto.

(c) Schedule 7.19(b) of the Disclosure Letter is supplemented by Seller to add each of the payout balances set forth on Schedule 7.19(b) attached hereto.

(d) Schedule 7.24 of the Disclosure Letter is supplemented by Seller to remove and delete the real property set forth on Schedule 7.24 attached hereto.

14. Amendment to Schedule 9.6 (Bonds). Schedule 9.6 of the Disclosure Letter is supplemented by Seller to add each of the guarantees set forth on Schedule 9.6 attached hereto.

15. Amendment to Schedule 9.11 (FT Credit Support). Schedule 9.11 (FT Credit Support) of the Disclosure Letter is amended by replacing such Schedule in its entirety with Schedule 9.11 (FT Credit Support) attached hereto.

16.  Amendment to Schedule 9.23 (Hedging Matters).  Schedule 9.23 Part II of the Disclosure Letter is amended by replacing such Schedule in its entirety with Schedule 9.23 Part II attached hereto.  Schedule 9.23 Part III of the Disclosure Letter is amended by replacing such Schedule in its entirety with Schedule 9.23 Part III attached hereto.

17. Agreement in connection with Section 9.6 (Bonds).  Notwithstanding anything to the contrary contained in Section 9.6 of the MIPA, instead of delivery by Buyer on the Closing Date of evidence of the posting of replacements for all bonds, letters of credit and guaranties set forth on Schedule 9.6 of the MIPA as described in Section 9.6 of the MIPA, the Parties acknowledge and agree that:  (a) no such evidence of the posting of replacements shall be delivered by Buyer at Closing, (b) in lieu thereof, Buyer shall deliver sufficient evidence that the posting of replacements for all bonds, letters of credit and guaranties set forth on Schedule 9.6 of the MIPA shall occur within a reasonable period of time after Closing, and (c) upon Buyer posting any such replacements, Buyer shall deliver evidence that the posting thereof has occurred.

18. Amendment to Section 9.16(k) (Bonus for Year of Hire Date). Section 9.16(k) of the MIPA is amended by replacing such Section in its entirety with the following language.

(i) Without limiting any other requirement set forth in this Section 9.16, Seller or one of its Affiliates shall pay to each Transferred Employee on or before the 30th day following that Transferred Employee’s Hire Date, the target annual cash bonus opportunity for such Transferred Employee in effect with respect to any period up to that Transferred Employee’s Hire Date for which a bonus has not yet been paid under the applicable annual cash bonus program maintained by Seller or one of its Affiliates, but prorated based on number of days in that period in which the Transferred Employee was employed by Seller or its Affiliates before the applicable Hire Date of such Transferred Employee (the “Seller Bonuses”). Within five Business Days after Seller pays such Seller Bonuses and provides Buyer written notice thereof, including the amount of such payments, Buyer or any of its Affiliates shall reimburse Seller for the portion of such payments made to the field employees who are Transferred Employees, a fraction, the numerator of which is the number of days from the Effective Time to such employee’s applicable Hire Date, and the denominator of which is the number of days in the period for which the bonus was paid and the Transferred Employee was employed by Seller or its Affiliates; provided that such Seller Bonuses are determined in a manner consistent with the annual bonus program maintained by Seller or its Affiliates for such Transferred Employee immediately prior to such Transferred Employee’s Hire Date.

(ii) Buyer or its Affiliates shall pay to each Transferred Employee the target annual cash bonus opportunity for such Transferred Employee in effect with respect to the bonus year in which such Transferred Employee’s Hire Date occurs under the applicable annual cash bonus program maintained by Seller or one of its Affiliates, but only to extent attributable to the portion of such bonus year from the applicable Hire Date of such Transferred Employee to the end of such bonus year (the “Buyer Bonuses”). Buyer or its Affiliate shall pay the Buyer Bonuses to the Transferred Employees no later than the time Seller or its Affiliate would have made such annual bonus payments to the Transferred Employees had such employees remained employed by Seller or its Affiliates but in no event later than March 15th of the calendar year following the calendar year in which the applicable Transferred Employee’s Hire Date occurs.

19. Agreement regarding Schedule 9.23 (Hedging Matters).  Notwithstanding anything to the contrary contained in Section 2.3(a)(v) of the MIPA or Section (i)(i) of Schedule 9.23 of the MIPA, the Purchase Price shall not be increased at Closing by the amounts contemplated in such Sections.  Rather, on or before December 5, 2018, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to $28,753,042.50 in satisfaction of such adjustments to the Purchase Price. Furthermore, the Parties agree that the provisions of Annex B attached hereto shall apply with respect to novations of Hedge Contracts.

20. Agreement regarding Rig Stack. The Parties agree that the provisions of Annex C attached hereto shall apply with respect to rig stacks.

21. Certain Provisions. The Parties acknowledge and agree that Article 13 of the MIPA is incorporated herein by reference mutatis mutandis.

22. Ratification; Reaffirmation and No Release.  Except as specifically provided in this Amendment, the MIPA shall remain in full force and effect pursuant to the terms and conditions thereof.  The Parties hereby ratify and confirm the terms and provisions of the MIPA, to the extent modified hereby, for all purposes.  All references to the MIPA shall hereafter be deemed to refer to the MIPA as amended hereby.  The Parties hereby covenant and agree that the MIPA, as amended by this Amendment, the Exhibits and Schedules to the MIPA and the other documents contemplated under the MIPA set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and thereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof and thereof.  Except as expressly provided herein or in the MIPA, this Amendment shall not release, waive or excuse, and each Party shall remain responsible and liable for, such Party’s respective rights and obligations (or breach thereof) under the MIPA, as amended by this Amendment, arising prior to, on or after the date hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first set forth above.

SELLER:

SOUTHWESTERN ENERGY COMPANY

By:	/s/ David Cecil
Name:	David Cecil
Title:	Executive Vice President – Corporate Development

BUYER:

FLYWHEEL ENERGY OPERATING, LLC

By:	/s/ Jeremy R. Fitzpatrick
Name:	Jeremy R. Fitzpatrick
Title:	Vice President - Land, Legal & BD